Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-1 (Nos. 333-193861 and 333-188186), Form S-3 (Nos. 333-180222 and 333-174945) and Form S-8 (Nos.333-187346, 333-174758, 333-163832, 333-140624, 333-121006, 333-115505, 333-81340, 333-51556, 333-38886, and 333-25021) of Aastrom Biosciences, Inc. of our report dated May 29, 2014 relating to the Special Purpose Combined Financial Statements of the Cell Therapy and Regenerative Medicine Business (the “CTRM business”), a product portfolio of Sanofi, as of December 31, 2013 and December 31, 2012 and for the years then ended, which appears in the Current Report on Form 8-K of Aastrom Biosciences, Inc.  dated June 16, 2014.

/s/ PricewaterhouseCoopers LLP
Florham Park, NJ
June 16, 2014